                                                                  Exhibit (a)(5)


                                 MICROTUNE, INC.
                     VOLUNTARY STOCK OPTION EXCHANGE PROGRAM
                          PROMISE TO GRANT STOCK OPTION

     In exchange for your agreement to cancel a stock option covering _______ shares of common stock ("OLD OPTION") granted by Microtune, Inc. ("MICROTUNE"), Microtune hereby promises to grant you a stock option covering _________ shares of Microtune's common stock no earlier than April 3, 2003 (the "NEW OPTION"). The exercise price of the New Option will be the closing price of Microtune's common stock as listed on the Nasdaq National Market on the last market trading day prior to the date of grant of the New Option.

     Each New Option will vest and be exercisable as follows:

     (i) The new grant will have an exercise price equal to the market closing price on the date prior to the new grant; and

     (ii) The new grant will have a vesting schedule as follows: 1/54th each month, with a vesting start date of 6 months and 2 days following your cancellation (you will be given credit for vesting at least 6 months of options by the time the grant is made 6 months and 2 days after you elect to participate.)

     The New Option will otherwise be subject to:

     - the standard terms and conditions under the Microtune, Inc. 2000 Stock Plan, as may be amended from time to time (the "2000 Plan"); and

     -    a new option agreement between Microtune and you.

     In order to receive the New Option, you must be an employee of Microtune or one of its subsidiaries on the date the New Option is granted. This promise to grant does not constitute a guarantee of employment with Microtune or any of its subsidiaries for any period. Your employment with Microtune or any of our subsidiaries remains "at-will" and can be terminated by either you or Microtune at any time, with or without cause or notice, subject to the provisions of the laws of your country of residence.

     This Promise to Grant Stock Option is subject to the terms and conditions of the Offer to Exchange dated October 1, 2002, the memorandum from Douglas J. Bartek dated October 1, 2002, and the Election Form previously completed and submitted by you to Microtune, all of which are incorporated herein by reference. These documents reflect the entire agreement between you and Microtune with respect to this transaction. This Promise to Grant Stock Option may only be amended by means of a writing signed by you and a duly authorized officer of Microtune.


MICROTUNE, INC.

By:______________________________        Date:_____________________________